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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

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[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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                    GOLDEN ISLES FINANCIAL HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

             Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                               GREGORY S. JUNKIN
                                PAUL D. LOCKYER

                                                               FEBRUARY 25, 1997
DEAR FELLOW SHAREHOLDER:

     We are extremely pleased by the shareholder support to date for our proposals to elect new directors to the Board of Golden Isles Financial Holdings, Inc. However, because the campaign for the future of Golden Isles isn't over yet, we wanted to take this opportunity to discuss the reasons for supporting our proposals. To support the Junkin/Lockyer effort to enhance the long-term value of your Company, send in your GREEN proxy card today.

                REASONS TO VOTE FOR THE JUNKIN/LOCKYER PROPOSALS

PAST PERFORMANCE

     -   We founded and organized Golden Isles Financial Holdings, Inc.

     - WE BUILT THE COMPANY'S ASSETS FROM ZERO TO APPROXIMATELY $100 MILLION IN JUST SEVEN YEARS.

     - With full Board support, we created three operating subsidiaries -- the Bank, First Credit Corporation and First Bank Mortgage Corporation.

     -   We grew these businesses to the point that:

         - in April 1996 Messrs. Whelchel and Veal (with us) reported to you that "GIFH has never been stronger . . ." and

         - in October 1996 Mr. Whelchel wrote to you that "[t]he businesses of [GIFH] on the whole are very healthy."

EXPERIENCE

     - We and our director nominees collectively have decades of experience in managing significant businesses.

     - Three of our nominees are currently Chief Executive Officers of their companies and a fourth is Chief Financial Officer of his.

VISION AND GOALS

     - WE BELIEVE THAT YOUR COMPANY SHOULD BE A DIVERSIFIED FINANCIAL SERVICES COMPANY ANCHORED BY, BUT NOT LIMITED TO, COMMUNITY BANKING.

     - We strongly oppose the Whelchel Group's retreat from diversification through its dismantling of FBMC just when it apparently was becoming profitable.

     - We believe the Whelchel Group's strategy of non-diversification is far too risky in the new, rapidly changing world of commercial banking.

     - We are committed to long-term growth through diversification and prudent expansion. In our view, this is the best way to create shareholder value over time.

HONESTY

     - We mean, and do, what we say. This is a business dispute over the direction of your Company. We have not engaged in personal attacks. We will continue to be truthful and straightforward with you in the future.

                     Please read important message on reverse side.
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           IMPORTANT -- VOTE AND MAIL THE ENCLOSED GREEN CARD TODAY.

          TO SUPPORT OUR PROPOSALS, DO NOT MAIL THE ORANGE PROXY CARD.

     If you support our Special Meeting Proposals, you SHOULD NOT SIGN OR RETURN THE WHELCHEL GROUP'S ORANGE PROXY CARD. The ORANGE proxy card appears to give you the opportunity to vote for our proposals, but it does not provide an opportunity for you to vote for our director nominees. Thus, if you return the ORANGE proxy card, you will not be able to provide full support for our proposals.

     IF YOU HAVE ALREADY SENT IN THE ORANGE PROXY CARD, YOU MAY REVOKE THAT PROXY BY DELIVERING A LATER DATED GREEN PROXY CARD.

     Enclosed is another GREEN proxy card and return envelope. If you wish to support our proposals and have not yet voted, or if you have previously sent in an ORANGE proxy card and now wish to revoke it, please mark each FOR box on the GREEN proxy card, sign it, date it and return it in the envelope provided.

     If you have sent in an ORANGE proxy card and now wish to revoke it, or if you have any questions, please call either of us as soon as possible.

                                   Sincerely,

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
          GREGORY S. JUNKIN                       PAUL D. LOCKYER
           (912) 638-4447                         (912) 638-2381
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     If you have questions or need assistance in executing your proxy card, please contact MacKenzie Partners, Inc., who we have retained to assist us with the solicitation, toll-free at (800) 322-2885.
     It is anticipated that MacKenzie Partners, Inc. will receive a fee of approximately $7,500 plus reasonable out-of-pocket expenses, and that approximately 10 of its employees will be involved in the solicitation.